Exhibit 10.4

Execution Version

Series C

Shareholders’ Agreement

Execution Version

Shareholders’ Agreement	Auris Medical AG

This Shareholders’ Agreement (“Agreement”) is made as of 5 April 2013 by and among Auris Medical AG, Falknerstrasse 4, 4001 Basel, Switzerland (“Company”) and the shareholders of the Company listed in Annex I attached to this Agreement (each a “Shareholder” and together the “Shareholders”). Company and Shareholders are collectively referred to as “Parties”.

WHEREAS, Thomas Meyer (the “Founder”) incorporated the Company as Fimacom AG with registered office in Lüterkofen, Switzerland, on 1 April 1998. The Company’s name was changed to Auris Medical AG and its purpose to its current purpose on 22 May 2003. The Company’s registered office was moved to Düdingen, Switzerland, on 21 June 2006 and moved again to Basel, Switzerland, on 28 March 2008;

WHEREAS, the Founder was issued with common shares (the “Common Shares”) and A shares in consideration for his investments in the Company prior to 2007;

WHEREAS, in 2007 a syndicate of investors (“B Investors”) made a Series B investment of CHF 11,000,000 in the Company, in the course of which they were issued with B shares in the Company (the “B Shares”);

WHEREAS, in March 2011, a newly constituted syndicate of investors (the “B2 Investors”), all of whom were already B Investors and shareholders in the Company, made an investment of CHF 3,260,000 by way of subscription for B shares in the Company;

WHEREAS, in December 2011 a further syndicate of investors (the “B3 Investors”) made an investment of CHF 5,053,680 by way of subscription for B shares in the Company (the “Series B3 Investment”);

WHEREAS, following the closing of the Series B3 Investment, the Shareholders have amended and restated the initial 2007 Series B Shareholders’ Agreement;

WHEREAS, a further syndicate of investors (the “C Investors Syndicate”) has agreed to make an equity investment in the Company of up to CHF 47,124,000, possibly with at least one additional financial institutional investor (such financial institutional investor, as the case may be, and the C Investors Syndicate altogether the “C Investors”, and each a “C Investor”), in exchange for which the C Investors shall receive new Series C Shares in the Company (the “C Shares”) with rights and privileges as set forth in the amended articles of association of the Company attached to the investment agreement of this day (the “Investment Agreement”) (as amended from time to time, the “Articles”) and in this Shareholders’ Agreement;

WHEREAS, the Parties wish to agree on and re-state the terms governing their relationship and the rights and obligations by and among them.

Execution Version

Shareholders’ Agreement	Auris Medical AG

Now, therefore, the Parties agree as follows:

1.	Condition Precedent

This Agreement shall only come into force and be binding on a Party upon the entry of the relevant Party as a shareholder in the Company’s share register or the entry into the trade registry of the capital increase reflecting the subscription of shares in the Company by such Party, whichever comes first.

2.	General Principles

2.1.	Scope

This Agreement shall govern the relationship and set forth the principles of cooperation between the Parties in their capacity as shareholders of the Company. This Agreement shall bind the Parties with respect to all of the shares in the Company (the “Shares”). If further Shares are acquired or obtained by the Parties, the provisions of this Agreement will also apply with respect to such further Shares.

This Agreement replaces the shareholders’ agreement between the Company and its shareholders dated 22 December 2011 and any prior shareholders’ agreement of the Company that may be in place.

In the event of a conflict or inconsistencies between the provisions of this Agreement and the Articles or the organizational rules of the Board of Directors of the Company, this Agreement shall prevail in all matters among and regarding the Shareholders.

2.2.	General Undertaking

The Shareholders acknowledge their common interest in an exit within 12 months as from the date of the initial closing of the Series C investment, either (i) through a trade sale, pursuant to which the C Shareholders shall receive in cash at closing an amount equal to at least 2 times the applicable per share price of the C Shares, or (ii) through an IPO, where the per share price of the common shares being sold to the public is at least 2,5 times the applicable per share price of the C Shares (altogether a “Qualified Exit Event”).

In particular, to the extent that the terms and conditions of a Qualified Exit Event are customary and reasonable, the C Shareholders shall support such Qualified Exit Event.

2.3.	Compliance

Each Shareholder undertakes to vote its Shares and to instruct its representative(s) on the board of directors of the Company (the “Board”) to comply with this Agreement and to cast their votes accordingly, so as to give effect to the provisions and principles laid down in this Agreement. Notwithstanding the foregoing, the members of the Board will not be bound by any instructions that contravene the applicable law, the Articles or resolutions validly adopted at a shareholders’ meeting.

Execution Version

Shareholders’ Agreement	Auris Medical AG

3.	General Assembly of Shareholders

Decisions of the General Assembly of Shareholders shall require a simple majority of the Shareholders present or represented, unless the Articles of Association of the Company, this Agreement or the mandatory provisions of the Swiss Code of Obligations require a qualified majority.

In particular, the Shareholders agree that the following decisions shall be resolved by the General Assembly of Shareholders and require the approval of Shareholders holding at least two thirds of the outstanding shares in the Company being present or represented by proxy, including at least two thirds of the present or represented votes of the C Shares, and at least 50% of the present or represented votes of the B Shares, as well as the absolute majority of the present or represented nominal values:

(i)	amending the corporate purposes of the Company;

(ii)	creating or cancelling Shares with preferred rights, or amending the rights attached to such Shares;

(iii)	restricting the transfer of registered Shares;

(iv)	creating authorized or conditional share capital;

(v)	increasing the share capital by incorporation of reserves, by contribution in kind or for the purpose of acquiring specific assets and granting specific advantages;

(vi)	incurring debt of more than CHF 3,000,000 in aggregate at any time outstanding;

(vii)	limiting or suppressing the Shareholders’ pre-emptive rights;

(viii)	changing the domicile or registered address of the Company (however, by way of exception, changes within Basel shall be subject to a decision of the Board and shall, therefore, not require any decision of the General Assembly);

(ix)	selling or transferring all or substantially all the assets of the Company or the granting of any option to do the foregoing, in one or a series of transactions;

(x)	merging, consolidating or splitting the Company and effecting any transaction or granting any right to effect any transaction or series of transactions which would affect the allocation of voting rights among the Shareholders;

(xi)	appointing and removing the auditors;

(xii)	changing the number of Directors;

(xiii)	voting or paying a dividend or buying back any Shares; and

(xiv)	dissolving or liquidating the Company.

In addition, and to the extent it is not included in the list above, the approval of the holders of two thirds of the C Shares shall be required for (i) any trade sale, merger or consolidation, sale, lease, transfer or other disposition of all or substantially all of the assets of the Company or transaction in which 50% or more of the voting power of the Company is transferred (an “Exit Event”) or (ii) the approval of any IPO (as defined in the Investment Agreement); unless, however, both (A) such transaction takes place within 12 months from the Initial Closing Date (as defined in the Investment Agreement) and (B) in the case of (i) above, the per share cash return for the C Shares at the closing of the Exit Event (such per share cash return to include the value of any separate cash distribution to the holders of C Shares made prior to

Execution Version

Shareholders’ Agreement	Auris Medical AG

or concurrently with the Exit Event) is 2 or more times the applicable per share price of the C Shares (i.e. the price actually paid by the C Investor for each such C Share, as appropriately adjusted for stock splits, stock combinations or the like and hereinafter, the “Applicable Series C Per Share Price”), or in the case of (ii) above, the per share price of the Common Shares being sold to the public is 2.5 or more times the Applicable Series C Per Share Price.

4.	Board of Directors; Observers

The Board shall consist of between 3 and 6 members (“Directors”) comprised of

(i)	2 members as the representatives of the C Investors, one of which shall be designated by Sofinnova Ventures and the other by Sofinnova Partners (the “C Directors”);

(ii)	Up to 2 members as the representatives of the B Investors, B2 Investors and B3 Investors as follows: (a) as long as the aforementioned investors hold, together, at least 20% of the Company’s undiluted share capital, they shall be entitled to designate two representatives; (b) if the aforementioned investors hold, together, between 20% and 10% of the Company’s undiluted share capital, they shall be entitled to designate one representative (the up to two seats being allocated among eligible B Investors in the order of their percent stakes in the Company’s undiluted share capital);

(iii)	1 independent member jointly designated by the Founder and the Investors, with the consent of C Investors holding at least two thirds of the C Shares, of B Investors holding at least 50% of the B Shares as well as the absolute majority of the share capital;

(iv)	the Founder, who will serve as the Board’s Chairman.

The term for the Chairman shall be one year.

If the share in the Company of a Shareholder directly represented on the Board subsequently falls below 10%, such Shareholder shall no longer be entitled to participate in the designation of Board representatives.

If an Investor holding at least 10% of the Company’s undiluted share capital is not represented on the Board, the Board shall upon reasonable notice invite a representative designated by such Investor (the “Observer”) to attend all Board meetings in a non-voting observer capacity. Each Observer shall receive copies of all notices, minutes, consents and other materials provided to Directors, provided however that the Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude the Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in a conflict of interest.

Execution Version

Shareholders’ Agreement	Auris Medical AG

The Board shall have a quorum when a majority of Directors are present. The decisions of the Board require a simple majority of the Directors who are in attendance. In case of a tied vote, the Chairman shall have a casting vote.

The following decisions shall require the approval of at least four (4) Directors, at least two of whom are representatives designated by Investors (including a representative of the C Investors):

(i)	developing new products (other than the products described in the Company’s business plan);

(ii)	approving the Company’s business plan;

(iii)	appointing or removing the Managing Director without important reasons;

(iv)	payments to and agreements with Shareholders, their affiliates or employees or consultants of Shareholders or their affiliates except when such payments or agreements are made at arm’s length terms.

Furthermore, shareholders’ meetings requiring specific majorities as provided for under clause 3. may only be validly convened if specific notice of such meetings is given to the C Directors simultaneously with the sending of the invitation.

Non-executive Directors shall receive part or all of their remuneration in stock options on Common Shares of the Company as resolved by the Board from time to time; travel and out of pocket expenses shall be reimbursed in cash by the Company on production of appropriate receipts. Executive Directors and Directors delegated and remunerated by a Shareholder for its representation on the Board shall not be entitled to any specific remuneration for their Board membership and work.

5.	Restrictions on Transfer of Shares

5.1.	No encumbrances

Subject to the provisions of this clause 5., no Party shall, except with the prior written consent of the other Parties, create or permit to subsist any pledge, lien, encumbrance, charge over or other collateral interest in, or grant any option or other rights in, all or any of its Shares.

5.2.	Right of first refusal and tag along rights

5.2.1. Right of first refusal

5.2.1.1. Exercise of Right of First Refusal

The Investors have a right of first refusal (the “Right of First Refusal”) with respect to any Shares proposed to be sold by other Shareholders with a follow-on right to purchase any Shares offered for sale but not purchased by the other Investors. Before any Shareholder may sell Shares, he will give each Investor an opportunity, in accordance with the following paragraph, to purchase such Shares on a basis proportionate to the amount of Shares held by that Investor in proportion to the total of Shares held by the participating Investors.

Execution Version

Shareholders’ Agreement	Auris Medical AG

Any Shareholder wishing to sell Shares (“Selling Shareholder”) shall first send to each Investor (the “Other Parties”) and the Company a written notice (the “Notice”), stating the number of Shares for sale, the price per Share, the name, domicile or registered office of the contemplated transferee (the “Transferee”) and the other terms and conditions of the offer. Each of the Investors willing to exercise their right of first refusal shall give a notice thereof to the Selling Shareholder and the Company within 15 business days upon receipt of the notice of the selling intention. In no case shall the offering price and offering conditions be less favourable than those proposed to or by a third party within the last 180 days. If part or all of the Shares offered by the Selling Shareholder are not purchased by the Investors, but sold to one or more third parties, such sale must be on the same conditions and at the same price as offered to the Investors and the conditions of such sale must be communicated by the Selling Shareholder to the Board within 15 business days.

5.2.1.2. Implementation of Right of First Refusal

If the applications made by Other Parties represent a number of Shares in excess of those subject to the Right of First Refusal, they shall be allocated between them by the Company:

(i)	based on their rights in the share capital within the limit of the applications made by them,

(ii)	any possible surplus Shares being allocated between the Other Parties having manifested their intent to be allocated a number of Shares in excess of that to which they are entitled, pro rata to their interest in the share capital and within the limit of their application.

For the purposes of this clause, in determining each Party’s respective rights to the share capital, account shall be taken of all Shares held by each Party on the date of the Notice by the Selling Shareholder.

If, within the imparted time period, meaning fifteen (15) days, no purchase offer is made or if the exercise of the Right of First Refusal does not cover all of the Shares subject to such right, the Selling Shareholder shall once again be entirely free to dispose of all of the Shares he/she/it contemplates selling but only on the same prices, terms and conditions as those proposed or agreed upon with the contemplated Transferee as set forth in the Notice by the Selling Shareholder, without prejudice to the other provisions of the Agreement (in particular the exit rights).

If, for any reason whatsoever, a sale of the Shares pursuant to the above paragraph does not take place within a period of sixty (60) days from the expiry of the period of fifteen (15) days referred to above, the Right of First Refusal procedure set forth above shall be repeated once again.

Execution Version

Shareholders’ Agreement	Auris Medical AG

5.2.1.3. Exceptions to the Right of First Refusal

Subject to the Transferee’s prior adherence to this Agreement, the following transactions shall fall outside the scope of the Right of First Refusal but shall be first notified to the Board (or to any other collegial body replacing it in the event of amendment to the bylaws of the Company), which shall be responsible for promptly informing the Parties thereof, through any means:

•	any transfer of Shares by an Investor to any entity that (i) is under the control (direct or indirect) of that Investor or of the management company managing (directly or through a management agency agreement) that Investor, or (ii) holds (directly or indirectly) the control over that Investor or the management company managing (directly or through a management agency agreement) that Investor, and vice versa;

•	any transfer of Shares by an Investor to its members, shareholders or partners, and vice versa, or to a secondary fund in case of liquidation or winding up of such Investor;

•	any transfer of Shares by an Investor to a private holding company or trust of which it is the sole owner or beneficiary respectively, and vice versa;

•	any transfer of Shares by the Founder to an asset holding company in which the Founder holds at least 95% of the voting rights, and vice versa;

•	sales of Shares taking place pursuant to clauses 5.2.2 and 5.3 of this Agreement.

Transfers or sales of Shares pursuant to this clause shall only become effective when the acquiring party has agreed in writing to be bound by and to observe the provisions of this Agreement.

5.2.2. Tag along rights

If one or more Shareholders (the “Selling Majority”) declares his/their intent to the other Shareholders to sell Shares representing 50% or more of the voting share capital to one or more acquirers in a single or related transactions, the other Shareholders will be entitled, as an alternative to the exercise of the right of first refusal, to sell their Shares on the same conditions and at the same price as the Selling Majority.

5.3.	Drag along rights

Shareholders will vote in favour of an Exit Event, provided that such transaction is approved by (i) the Board, and (ii) Shareholders representing at least 75% of the Shares, and (iii) holders of C Shares representing at least two thirds of the then outstanding C Shares. The separate Series C vote as per subsection (iii) hereof shall however not apply in the event the holders of Series C receive in cash at the closing of the Exit Event an amount equal to at least 2 times the Applicable Per Share Series C Price. In any event, Shareholders will not be obliged to vote in favour of any Exit Event where other Shareholders own a majority by voting power of the shares of the acquiring corporation or will own a majority by voting power of the shares of the surviving corporation.

Execution Version

Shareholders’ Agreement	Auris Medical AG

5.4.	Board approval to transfer

For any sale of Shares in compliance with the requirements of this Agreement, the Parties shall procure that the Board approves the transfers and makes the respective entries in the share register of the Company. For any sale of Shares not made in compliance with the requirements of this Agreement, the Parties shall procure that the transfer is not approved by the Board, nor recorded in the share register of the Company.

Notwithstanding the foregoing, the Board may refuse its approval without giving reasons provided the Company offers to the disposing Shareholder to acquire the Shares on its own account, on the account of other Shareholders or for the account of third parties and at the actual value at the point in time of the request for approval.

5.5.	Future shareholders

The parties agree that any person becoming a shareholder in the Company and having agreed in writing to be bound by this Shareholders’ Agreement shall, by virtue thereof, become a party to, and shall be deemed a Shareholder under, this Shareholders’ Agreement.

6.	Subsequent Increase of Capital and Anti-dilution

New Shares or other participation instruments issued by the Company (excluding issuances in connection with acquisitions by the Company) must first be offered to the existing Shareholders on a pro rata basis in proportion to their existing shareholdings, unless such right of first subscription or participation has been waived by the Shareholders. Should any Shareholder choose not to subscribe for its full pro rata share, the remaining Investors shall have the right to subscribe for the remaining pro rata shares. Any remaining Shares may be offered to third parties for the same price and for the same terms and conditions. The Shareholders undertake to approve and to vote in favour of any issue of Shares to third parties on the terms of this clause 6.

7.	Liquidation and Exit Preferences

7.1.	Liquidation Preference

In the event of a dissolution or winding up of the Company with voluntary or involuntary liquidation (“Deemed Liquidation”), subject to clause 7.2, the proceeds available for distribution to the Company’s shareholders after redemption of all third parties’ claims and liquidation costs, shall be allocated to the Shareholders in the following order of precedence:

(a)

First to the holders of C Shares then outstanding in the amount corresponding to the value of their investment and no more, up to a total amount of CHF 47,124,000 (such figure to be adjusted accordingly, both in this Shareholders’ Agreement and in the Articles, in case of a Qualified Investor investing in the Company pursuant to the Investment Agreement) before any amount shall be paid or any assets of the Company shall be distributed in respect of preference rights of other Shares. If the Deemed Liquidation proceeds of the

Execution Version

Shareholders’ Agreement	Auris Medical AG

Company available for distribution to its shareholders shall be insufficient to permit such payment in full to the holders of C Shares, then the Deemed Liquidation proceeds of the Company available for distribution to its shareholders shall be distributed among the holders of C Shares in proportion to their investment in respect of C Shares;

(b)	Thereafter, the remaining Deemed Liquidation proceeds of the Company shall be distributed to the holders of B Shares then outstanding in the amount corresponding to the value of their investment and no more, up to a total amount of CHF 20,000,000 before any amount shall be paid or any assets of the Company shall be distributed in respect of preference rights of other Shares. If the Deemed Liquidation proceeds of the Company available for distribution to its shareholders shall be insufficient to permit such payment in full to the holders of B Shares, then the Deemed Liquidation proceeds of the Company available for distribution to its shareholders shall be distributed among the holders of B Shares in proportion to their investment in respect of B Shares;

(c)	Thereafter, the remaining Deemed Liquidation proceeds of the Company shall be distributed among the holders of A Shares up to the value of their investment, up to a total amount of CHF 5,872,345, before any amount shall be paid or any assets of the Company shall be distributed in respect of preference rights of other Shares. If the Deemed Liquidation proceeds of the Company available for distribution to holders of A Shares shall be insufficient to permit such payment in full to the holders of A Shares, then the Deemed Liquidation proceeds of the Company available for distribution to holders of A Shares shall be distributed among the holders of A Shares in proportion to their investment in A Shares.

(d)	Thereafter, the remaining Deemed Liquidation proceeds of the Company shall be distributed among the holders of Common Shares up to the value of their investment, up to a total of CHF 232,320, before any amount shall be paid or any assets of the Company shall be distributed in respect of preference rights of other Shares. If the Deemed Liquidation proceeds of the Company available for distribution to holders of Common Shares shall be insufficient to permit such payment in full to the holders of Common Shares, then the Deemed Liquidation proceeds of the Company available for distribution to the holder of Common Shares shall be distributed among the holders of Common Shares in proportion to their investment in Common Shares.

Thereafter, the remaining Deemed Liquidation proceeds of the Company available for distribution to shareholders shall be paid to all of the Shareholders in proportion to their shareholding in the Company.

Without limiting the generality of the foregoing, the Shareholders acknowledge and agree that in case of a Deemed Liquidation by way of a transfer of all or part of the Company’s assets, the Shareholders shall resolve on a dividend or liquidation of the Company in order to effect the liquidation preference under this clause 7.1.

Execution Version

Shareholders’ Agreement	Auris Medical AG

7.2.	Special Exit Event

In an Exit Event where the per share cash return for C Shares at the closing of the Exit Event (such per share cash return to include the value of any separate cash distribution to the holders of C Shares made prior to or concurrently with the Exit Event) does not amount to at least 2.5 times Applicable Series C Per Share Price (a “Special Exit Event”), the proceeds available for distribution to the Company’s shareholders (“Exit Proceeds”), shall be allocated to the Shareholders in the following order of precedence:

(a)	First to the holders of C Shares then outstanding in the amount corresponding to the value of their investment and no more, up to a total amount of CHF 47,124,000 (such figure to be adjusted accordingly, both in this Shareholders’ Agreement and in the Articles, in case of a Qualified Investor investing in the Company pursuant to the Investment Agreement), before any amount shall be paid to the holders of other Shares. If the Exit Proceeds of the Company available for distribution to its shareholders shall be insufficient to permit such payment in full to the holders of C Shares, then the Exit Proceeds of the Company available for distribution to its shareholders shall be distributed among the holders of C Shares in proportion to their investment in respect of C Shares; and

(b)	Then to the holders of B Shares, A Shares and Common Shares then outstanding in the amount corresponding to the value of their investment and no more, up to a total amount of CHF 27,000,000, to be distributed among them in proportion to their shareholding in the Company, before any amount shall be paid to the holders of other Shares. If the Exit Proceeds of the Company available for distribution to its shareholders shall be insufficient to permit such payment in full to the holders of B Shares, A Shares and Common Shares, then the Exit Proceeds of the Company available for distribution to its shareholders shall be distributed among the holders of B Shares, A Shares and Common Shares in proportion to their shareholding in the Company;

(c)	Thereafter, the remaining Exit Proceeds shall be paid to all of the Shareholders in proportion to their shareholding in the Company.

7.3	Exit Event

In an Exit Event which is not a Special Exit Event, the Exit Proceeds shall be paid to all of the Shareholders in proportion to their shareholding in the Company.

8.	Anti-Dilution Adjustment

In the event that the Company, on the Second Closing or on the Third Closing (as defined in the Investment Agreement) – assuming a Qualified Investor participates – or on another equity round of the Company issues equity or equity related securities at a subscription or purchase price (such price the “New Equity Issue Price”) below the price per new C Share paid upon the Series C First Tranche Investment (as defined in the Investment Agreement), the holders of the C Shares shall be entitled to purchase such number of additional C shares at nominal value so as to reflect a new blended Series C price that is equal to the New Equity Issue Price.

Execution Version

Shareholders’ Agreement	Auris Medical AG

9.	Conversion of Shares

In the event the General Assembly of Shareholders, including the consent of the holders of C Shares representing at least two thirds of the C Shares where required pursuant to Section 3 above, has validly resolved to list the Shares and/or offer them to the public, all preferred Shares shall be converted into ordinary Shares upon IPO. In addition, each holder of C Shares shall have the right to request at any time during the term of this Agreement the conversion of all or a part of its preferred Shares into Common Shares by providing notice to this effect to all other Shareholders and the Company.

The number of fully paid ordinary Shares into which the preferred Shares shall be converted will be equal to the number of preferred Shares being converted (1:1 ratio).

10.	Call Option

The Investors shall have an exclusive and irrevocable option (the “Call Option”) to purchase the Shares of another Party (the “Restricted Party”) at forty percent (40%) below the fair market value and in proportion to their shareholdings or in such other proportions and/or other terms as they may agree in writing between them, if any of the following events (the “Triggering Event”) occurs:

(i)	the Restricted Party has pledged or otherwise encumbered or transferred its Shares in contravention of the provisions of this Agreement;

(ii)	the Restricted Party becomes insolvent, bankrupt or petitions or applies to any court, tribunal or other body or authority for appointment of, or there shall otherwise be appointed, any administrator, receiver, liquidator, trustee or other similar officer of the Restricted Party or of all or a substantial part of the Restricted Party’s assets.

The Restricted Party shall forthwith notify the Investors and the Company of the occurrence of any Triggering Event.

The Investors may exercise the Call Option within sixty (60) days following notification of the Triggering Event by notice to the Restricted Party and the Company. If the Call Option is not exercised within such sixty (60) day period or if the Investors do not exercise the Call Option over all of the Shares of the Restricted Party, the Company shall have the option to purchase the (remaining) Shares of the Restricted Party at forty percent (40%) below the fair market value, which option shall be exercised within ninety (90) days following notification of the Triggering Event.

Execution Version

Shareholders’ Agreement	Auris Medical AG

The fair market value of the Restricted Party’s Shares will be determined as follows:

(a)	The fair market value shall be determined in due consideration of both the consolidated net equity and the projected future cash flows based on the most recent approved business plan of the Company, excluding any control premium for obtaining a majority of the voting rights in the Company.

(b)	If the Parties, for any reason, cannot reach a binding agreement as to the fair market value of the Restricted Party’s Shares within sixty (60) days of notice being given by the Company, the Parties shall appoint an independent appraiser by mutual agreement (the “Appraiser”). If the Parties cannot agree on the appointment of an Appraiser within seventy (70) days of the date of notice being given by the Company, the Appraiser shall be appointed by the President of the Zurich Chamber of Commerce. The Appraiser shall determine the fair market value of the Restricted Party’s Shares (the “Final Price”) in accordance with standard valuation methods on the basis of both the consolidated net equity and the projected future cash flows based on the most recent approved business plan of the Company and the value of comparator companies, excluding any control premium for obtaining a majority of the voting rights in the Company. The Appraiser’s determination of the Final Price, which shall reflect the valuation methods applied, shall be issued in writing by registered mail to the Parties not later than ninety (90) days after the Appraiser’s appointment and shall be final and binding upon the Parties.

Expenses incurred in connection with the purchase of the Shares of the Restricted Party, including the Restricted Party’s own reasonable expenses, shall be borne by the Investors and/or the Company in proportion to the number of Shares purchased from the Restricted Party.

11.	Information Rights

Shareholders are entitled to receive

(i)	audited financial statements within 90 days after the end of each fiscal year, prepared in accordance with Swiss GAAP, IFRS or US GAAP as decided by the Board;

(ii)	yearly budget at least 30 days prior to such financial year; and

(iii)	quarterly business reports including a review of the Company’s operations as well as unaudited quarterly financial statements within 60 days from the end of each quarter.

12.	Escrow

All share certificates in respect of the Shares shall at all times be deposited under the name of each Shareholder with ante treuhand ag, 3186 Düdingen (the “Escrow Agent”) according to the Escrow Agreement (the “Escrow Agreement”, attached as Annex III to this Agreement). The Shareholders that are not yet party to the Escrow Agreement each undertake to execute and enter into the Escrow Agreement.

Execution Version

Shareholders’ Agreement	Auris Medical AG

13.	Duration

This Agreement shall remain in force for each Party as long as such Party has an equity interest in the Company. This Agreement shall terminate by operation of law for any Party that ceases to be a shareholder of the Company. In such event, this Agreement shall continue in full force and effect among the remaining Parties.

This Agreement shall terminate (except for the implementation of the preferences under clause 7, if applicable) upon the earlier of an IPO or an Exit Event.

This Agreement shall expire by operation of law ten (10) years after it has become effective, unless restated by the Parties at least three (3) months before such expiry.

14.	Miscellaneous

14.1.	No waiver

The failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way to affect the validity of this Agreement. The waiver of any breach of this Agreement by any Party hereto shall not operate to be construed as a waiver of any other prior or subsequent breach.

14.2.	Severability

If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

14.3.	Amendments

This Agreement including this clause may be modified or amended only by written agreement of the Parties and any provision hereof may be waived only by a document signed by the Party waiving such provision. Notwithstanding anything contained herein to the contrary, the Parties acknowledge and agree that this Agreement may be amended in writing by an instrument signed solely by the holders of 85% of the outstanding Shares in the Company (acting jointly) with binding effect on all other Parties; provided, however, that any such modification or amendment of any of the provisions of this Agreement shall neither affect any accrued rights of any other Party nor impose any greater liability or any more onerous obligation than those contained in this Agreement on the other Parties who do not sign such modification or amendment.

14.4.	Assignment

This Agreement and the rights and liabilities arising thereunder may not be transferred to third parties except with the prior written consent of the other Parties to this Agreement. Any Shareholder may, however, transfer this Agreement and / or the rights and liabilities arising hereunder in parts or in its entirety to an affiliated company in which it owns at least fifty-one (51) per cent of all outstanding shares or voting rights, in which case the approval of the other

Execution Version

Shareholders’ Agreement	Auris Medical AG

Parties shall be deemed to have been given. The approval of the other Parties shall also be deemed to have been given for transfer to an affiliated company that holds at least fifty-one (51) per cent of all outstanding shares or voting rights of one of the Parties.

14.5.	Confidentiality

The Parties each undertake that they will not divulge or communicate to any person (other than where relevant to their employees, affiliates, investors or consultants on a “need to know” basis and bound by respective confidentiality agreements) any information on the Company’s business or affairs or about the content of this Agreement (“Confidential Information”) except for such information that:

(i)	was known or used by the receiving Party prior to its date of disclosure to the receiving Party as demonstrated by legally admissible evidence available to the receiving Party;

(ii)	either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information;

(iii)	either before or after the date of the disclosure to the receiving Party becomes published or otherwise part of the public domain through no fault or omission on the part of the receiving Party;

(iv)	is independently developed by or for the receiving Party without reference to or in reliance upon the Confidential Information as demonstrated by competent written records; or

(v)	is required to be disclosed by the receiving Party to comply with applicable laws or regulations or to defend or prosecute litigation, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure.

14.6.	Entire agreement

This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties regarding the subject matter hereof. There are no representations, warranties, conditions or other agreements, express or implied, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein and the Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

14.7.	Governing law and jurisdiction

This Agreement shall be governed by and be in accordance with Swiss law. Any disputes between the Parties arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the Commercial Court of the Canton of Zurich, Switzerland.

Executed in 1 copy.

xxx        Execution sheet on next page        xxx

Execution Version

Shareholders’ Agreement	Auris Medical AG

Sofinnova Venture Partners VIII, L.P.

By:	Sofinnova Management VIII, L.L.C.
its General Partner

By

James Healy, Managing Member

Sofinnova Capital VII FCPR

By:	Sofinnova Partners SAS
its General Partner

By
Antoine Papiernik, Managing Partner

Auris Medical AG

Thomas Meyer, Chairman of the Board

Execution Version

Shareholders’ Agreement	Auris Medical AG

Sofinnova Venture Partners VIII, L.P.

By:	Sofinnova Management VIII, L.L.C.
its General Partner

By

James Healy, Managing Member

Sofinnova Capital VII FCPR

By:	Sofinnova Partners SAS
its General Partner

By

Antoine Papiernik, Managing Partner

Auris Medical AG

Thomas Meyer, Chairman of the Board

Execution Version

Shareholders’ Agreement	Auris Medical AG

Sofinnova Venture Partners VIII, L.P.

By:	Sofinnova Management VIII, L.L.C.
its General Partner

By

James Healy, Managing Member

Sofinnova Capital VII FCPR

By:	Sofinnova Partners SAS
its General Partner

By
Antoine Papiernik, Managing Partner

Auris Medical AG

Thomas Meyer, Chairman of the Board

Shareholders’ Agreement	Auris Medical AG

Auris Medical AG

Thomas Meyer, Chairman of the Board

Allianz Innovation 7 FCPI
Idinvest Croissance 2005 FCPI
Allianz Innovation 8 FCPI
Banque Postale Innovation 3 FCPI

Each and all by: ID Invest

By:

Benoist Grossmann

Shareholders’ Agreement	Auris Medical AG

ZKB Pharma Vision Fonds
Adamant Global Healthcare Fonds
Adamant Global Generika Fonds
Adamant Global Biotech Fonds

Each an all by: Balfidor Fondsleitung AG

By:

Alexander Müller	Markus Pfister

Phonak AG

By:

Thomas Meyer (proxy)

Execution Version

Shareholders’ Agreement	Auris Medical AG

Allianz Innovation 7 FCPI
Idinvest Croissance 2005 FCPI
Allianz Innovation 8 FCPI
Banque Postale Innovation 3 FCPI

Each and all by: ID Invest

By:

Benoist Grossmann

ZKB Pharma Vision Fonds
Adamant Global Healthcare Fonds
Adamant Global Generika Fonds
Adamant Global Biotech Fonds

Each and all by: Balfidor Fondsleitung AG

By:

Markus Pfister	Alexander Müller

Phonak AG

By:

Thomas Meyer (proxy)

Execution Version

Shareholders’ Agreement	Auris Medical AG

Thomas Meyer

Daniel Gutenberg (by Thomas Meyer, proxy)

Gerhard Jansen (by Thomas Meyer, proxy)

Martin Oberholzer (by Thomas Meyer, proxy)

Oliver Walker (by Thomas Meyer, proxy)

Heinz Winzeler (by Thomas Meyer, proxy)

Shareholders’ Agreement	Auris Medical AG

Annex I: Shareholders

C Investors

Sofinnova Venture Partners VIII, L.P.

2800 Sand Hill Road, Suite 150

Menlo Park, CA 94025

Sofinnova Capital VII FCPR

c/o Sofinnova Partners

17, rue de Surène

75008 Paris

France

Other shareholders

Thomas Meyer

Birkenweg 6

CH-4528 Zuchwil

IDinvest

117, Avenue des Champs-Elysées

FR-75008 Paris

Balfidor Fondsleitung AG

c/o Adamant Biomedical Investments AG

Freischützgasse 3

CH-8004 Zürich

Phonak AG

Laubisrütistrasse 28

CH-8712 Stäfa

Daniel Gutenberg

Inselweg 28

CH-8640 Hurden

Gerhard Jansen

Quellenrain 15

CH-3063 Ittigen

Martin Oberholzer

Rohnenrainweg 4

CH-8835 Feusisberg

Shareholders’ Agreement	Auris Medical AG

Oliver Walker

Pestalozzistrasse 5

CH-5000 Aarau

Heinz Winzeler

Klotenerstrasse 13

CH-8304 Wallisellen

Company:

Auris Medical AG

Falknerstrasse 4

CH-4001 Basel

Shareholders’ Agreement	Auris Medical AG

Annex II: Investments and Shareholdings

The Company’s capital structure after the closing of the Series C financing round closings is set forth below:

								First Tranche			Second Tranche			Third Tranche
Investor	Common		Series A		Series B			Initial Closing			Second Closing			Third Closing
	Shares	%	Shares	%	Shares	%	Fully Diluted + ESO	Shares	%	Fully Diluted + ESO	Shares	%	Fully Diluted + ESO	Shares	%	Fully Diluted + ESO

Thomas Meyer, CH-Zuchwil	2’904	100%	239’990	100.0%	23’606	10.7%	56.6%			40.6%			35.0%			32.2%

IDinvest, FR-Paris					69’276	31.4%	14.7%			10.6%			9.1%			8.4%

Allianz Innovation 7 FCPI					15’241

Idinvest Croissance 2005 FCPI					19’397

Allianz Innovation 8 FCPI					27’019

Banque Postale Innovation 3 FCPI					7’619

ZKB, CH-Zurich					86’785	39.4%	18.4%			13.2%			11.4%			10.5%

ZKB Pharma Vision Fonds					37’500

Adamant Global Medtech Fonds					9’535

Adamant Global Generika Fonds					23’000

Shareholders’ Agreement	Auris Medical AG

Adamant Global Biotech Fonds					16’750

Phonak AG, CH-Stäfa					22’080	10.0%	4.7%			3.4%			2.9%			2.7%

Daniel Gutenberg, CH-Küsnacht					1’776	0.8%	0.4%			0.3%			0.2%			0.2%

Gerhard Jansen, CH-Ittigen					8’632	3.9%	1.8%			1.3%			1.1%			1.0%

Martin Oberholzer, CH-Feusisberg					1’269	0.6%	0.3%			0.2%			0.2%			0.2%

Oliver Walker, CH-Aarau					2’500	1.1%	0.5%			0.4%			0.3%			0.3%

Heinz Winzeler, CH-Wallisellen					4’440	2.0%	0.9%			0.7%			0.6%			0.5%

Sofinnova Ventures								94’545	51.0%	14.4%	53’182	51.0%	19.4%	34’273	51.0%	22.0%

Sofinnova Partners								90’910	49.0%	13.8%	51’136	49.0%	18.7%	32’954	49.0%	21.1%

	2’904	100%	239’990	100.0%	220’364	100.0%	98.3%	185’455	100.0%	98.8%	104’318	100.0%	99.0%	67’227	100.0%	99.1%

Stock Options	7’860						1.7%			1.2%			1.0%			0.9%

			471’118				100.0%	656’573		100.0%	760’891		100.0%	828’118		100.0%